Filed Pursuant to Rule 424(b)(3)
Registration No. 333-195250
Subject to Completion, Dated May 19, 2014
PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 30, 2014)
1,085,554 Shares of Common Stock

This prospectus supplement relates to the offer and sale of 1,085,554 shares of the common stock (the “Shares”) of CommunityOne Bancorp (the “Company”) by the United States Department of the Treasury, the selling shareholder identified in this Prospectus Supplement ("Treasury"). Treasury originally acquired the Shares on October 21, 2011 as part of a recapitalization transaction of the Company in exchange for 51,500 shares of our Fixed Rate Cumulative Perpetual Stock, Series A, previously held by Treasury, plus accrued and unpaid dividends thereon.

We will not receive any proceeds from the sale of Shares held by Treasury.
Our common stock is traded on the NASDAQ Capital Market (“NASDAQ”) under the symbol "COB." On May 16, 2014, the last reported sales price of our common stock on the NASDAQ was $9.07 per share.
Investing in the Shares involves risks. You should read the “Risk Factors” section beginning on page S-4 of this prospectus supplement and page 8 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2013 before making a decision to invest in the Shares.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Treasury	$	$
(1) We have agreed to pay all underwriting discounts and commissions and transfer taxes applicable to the sale of the Shares in this offering. See “Underwriting (Conflict of Interest)” on page S-19 of this prospectus supplement for the total underwriting compensation.

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”), any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank, thrift or other depositary institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The underwriters expect to deliver the Shares against payment on or about May 23, 2014, subject to customary closing conditions.

Joint Book-Running Managers
Keefe, Bruyette & Woods		Sandler O’Neill + Partners, L.P.
A Stifel Company

The date of this prospectus supplement is May __, 2014.

TABLE OF CONTENTS
Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-i
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-i
WHERE YOU CAN FIND MORE INFORMATION	S-ii
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	S-iii
SUMMARY	S-1
RISK FACTORS	S-4
USE OF PROCEEDS	S-13
SELLING SHAREHOLDER	S-13
MARKET FOR COMMON STOCK AND DIVIDEND POLICY	S-16
UNDERWRITING (CONFLICT OF INTEREST)	S-17
LEGAL MATTERS	S-18
EXPERTS	S-19
TABLE OF CONTENTS
Prospectus

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
INFORMATION INCORPORATED BY REFERENCE	1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	2
PROSPECTUS SUMMARY	3
USE OF PROCEEDS	4
RISK FACTORS	4
PLAN OF DISTRIBUTION	4
REGULATORY CONSIDERATIONS	7
SELLING SHAREHOLDER	7
DESCRIPTION OF THE SECURITIES	10
DESCRIPTION OF THE COMMON STOCK	10
DESCRIPTION OF THE AMENDED TARP WARRANT	12
VALIDITY OF THE SECURITIES	14
EXPERTS	14

ABOUT THIS PROSPECTUS SUPPLEMENT
You should read this prospectus supplement, the accompanying prospectus and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make a decision to invest in the Shares. In particular, you should review the information under the heading “Risk Factors” set forth on page S-4 of this prospectus supplement, the information set forth under the heading “Risk Factors” set forth on page 8 in the accompanying prospectus and the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC. Neither we nor Treasury nor the underwriters is making an offer to sell the Shares in any manner in which, or in any jurisdiction where, the offer or sale thereof is not permitted. We have not authorized any person to provide you with different or additional information from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC. If any person provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects may have changed since any such date.
In this prospectus supplement, we frequently use the terms “we,” “our” and “us” to refer to the Company and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
We make statements in this prospectus and the documents incorporated by reference, and we may from time to time make other statements regarding our outlook or expectations for earnings revenues, expenses and/or other financial, business or strategic matters regarding of affecting the Company that are forward looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements usually can be identified by the use of forward-looking terminology, such as “believes,” “expects,” or “are expected to,” “plans,” “projects,” “goals,” “estimates,” “may,” “should,” “could,” “would,” “intends to,” “outlook” or “anticipates,” or variations of these and similar words, or by discussions of strategies that involve risks and uncertainties, but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to:

•	our ability to raise capital in amounts and at terms that will support our business needs and meet our business plan and regulatory expectations;

•	financial resources in the amount, at the times and on the terms required to support our future business;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, the shape of the yield curve and interest rate sensitivity;

•	a prolonged period of low interest rates;

•	continued and increased credit losses and material changes in the quality of our loan portfolio;

•	continued decline in the value of our Other Real Estate Owned or OREO;

•	increased competitive pressures in the banking industry or in our markets;

•	less favorable general economic conditions, either nationally or regionally, resulting in, among other things, a reduced demand for credit or other services;

•	a slowdown in the housing markets, or an increase in interest rates, either of which may reduce demand for mortgages;

•	changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board and federal, state and local taxing authorities;

•
the outcome of legislation and regulation affecting the financial services industry, including the Company, including the effects resulting from the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act") and the Basel III capital rules;

•	changes in accounting principles and standards;

S-i

•	adverse changes in financial performance or condition of our borrowers, which could affect repayment of such borrowers’ outstanding loans;

•	repurchase risk in connection with our mortgage line of business;

•	reducing costs and expenses;

•	increasing price and product/service competition by competitors;

•	rapid technological development and changes;

•	the effect of any mergers, acquisitions or other transactions to which we or our subsidiaries may from time to time be a party;

•	the inaccuracy of assumptions underlying the establishment of our ALL;

•	loss of one or more members of executive management;

•	disruptions in or manipulations of our operating systems or the systems of our vendors due to, among other things, cybersecurity risks or otherwise; and

•	our success at managing the risks involved in the foregoing.

Additional factors that may affect our results are discussed in our Annual Report on Form 10-K under Item 1A, “Risk Factors,” or may be contained in our Quarterly Reports on Form 10-Q under headings such as “Risk Factors,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business,” or in our Current Reports on Form 8-K, among other places.

Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to, and explicitly disclaim any intention to, update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events except as required by law.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on the Investor Relations page of our website at www.community1.com. However, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus supplement or the accompanying prospectus. Written requests for copies of the documents we file with the SEC should be directed to Pamela Cranford, Investor Relations, CommunityOne Bancorp, 1017 E. Morehead St. Suite 200, Charlotte, NC 28204, telephone (336) 626-8300 or investorrelations@community1.com.
This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (other than information “furnished” rather than “filed” and information that is modified or superseded by subsequently filed documents prior to the termination of this offering):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 7, 2013;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed with the SEC on May 9, 2014; and

•	the Company’s Definitive Proxy Statement related to its 2014 annual meeting of shareholders as filed with the SEC on April 8, 2014.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus supplement or the accompanying prospectus. Requests should be directed to: Pamela Cranford, Investor Relations, CommunityOne Bancorp, 1017 E. Morehead St. Suite 200, Charlotte, NC 28204, telephone (336) 626-8300 or investorrelations@community1.com.

S-ii

Summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision to purchase the Shares. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before deciding whether to invest in the Shares. You should carefully consider the sections entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein to determine whether an investment in the Shares is appropriate for you.

The Company

We are a bank holding company incorporated in 1984 under the laws of the State of North Carolina. Through our bank subsidiary, CommunityOne Bank, N.A., or the "Bank," a national banking association headquartered in Asheboro, North Carolina, we offer a complete line of consumer, wealth management, mortgage and business banking services, including loan, deposit, cash management, investment management and trust services, to individual and business customers through operations located throughout central, southern and western North Carolina.

On October 21, 2011, as part of the recapitalization of the Company (“Recapitalization”), the Company acquired Bank of Granite Corporation and its subsidiary bank, Bank of Granite, through the merger of a wholly owned subsidiary of ours into Granite Corp. (the “Merger”). Bank of Granite was merged into the Bank on June 8, 2013. The Recapitalization also included: (a) a capital raise of $310 million in a private placement, at a price of $16.00 per share, with investments from (1) affiliates of each of The Carlyle Group (“Carlyle”), and Oak Hill Capital Partners (“Oak Hill Capital”), and (2) various other investors, including certain of our directors and officers (collectively, the "Investors"); (b) the exchange of 51,500 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A par value $10.00 per share and liquidation preference $1,000 per share ("Preferred Shares"), held by Treasury and all accrued and unpaid dividends thereon, for an aggregate of 1,085,554 shares of our common stock, pursuant to an agreement between the Company and Treasury, and (2) the amendment of the warrant (“Amended TARP Warrant”) issued to the Treasury to purchase shares of our common stock at an exercise price of $16.00 per share; (c) the settlement by the Bank of $2.5 million aggregate principal amount of subordinated debt outstanding and held by SunTrust Bank for cash in the amount equal to the sum of 35% of the principal amount thereof plus 100% of the unpaid and accrued interest thereon as of the closing date, and the repurchase by the Bank from SunTrust Bank of the shares of nonvoting, nonconvertible, nonredeemable cumulative preferred stock of the Bank held by SunTrust Bank and having an aggregate liquidation preference of $12.5 million for cash in an amount equal to the sum of 25% of the aggregate liquidation preference plus 100% of the unpaid and accrued dividends thereon as of the closing date; and (d) a one-for-one hundred reverse stock split of our common stock effective as of the close of business on October 31, 2011.

We earn revenue primarily from interest on loans and securities investments, mortgage banking income and fees charged for financial services provided to our customers. Offsetting these revenues are the cost of deposits and other funding sources, provision for loan losses and write-downs in the value of, gains and losses on disposition of, and holding costs associated with our OREO, and other operating costs such as: salaries and employee benefits, occupancy, data processing expenses, merger related expenses and tax expense.

Our principal executive offices are located at 1017 E. Morehead Street, Suite 200, Charlotte, North Carolina 28204, and our telephone number is (336) 626-8300. Our internet address is http://www.community1.com. The information contained on our web site is not included as part of or incorporated into this prospectus supplement.

The Offering
Issuer	CommunityOne Bancorp

Shares Offered by Treasury	1,085,554 shares of common stock, no par value per share.

Use of Proceeds	We will not receive any proceeds from the sale of any Shares sold by Treasury. See “Use of Proceeds.”

Listing	Our common stock is listed on the NASDAQ under the symbol “COB”.

Risk Factors
See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before making a decision to invest in the Shares.

Conflict of Interest
Entities affiliated with Carlyle hold approximately 22.4% of our outstanding shares of common stock. Because Carlyle has an interest in Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”), it is deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. This rule requires that a “qualified independent underwriter” meeting certain standards participate in the preparation of the registration statement and prospectus and exercise the usual standards of due diligence with respect thereto. Keefe, Bruyette & Woods, Inc. has assumed the responsibilities of acting as a “qualified independent underwriter” within the meaning of Rule 5121 in connection with this offering. We have agreed to indemnify Keefe, Bruyette & Woods, Inc. for acting as a qualified independent underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that Keefe, Bruyette & Woods, Inc. may be required to make for these liabilities.

Summary Consolidated Financial Data

(dollars in thousands, except per share data)	As of and for Three Months Ended March 31,		As of and for the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Income Statement Data
Net interest income	$ 15,479	$ 15,173	$ 64,433	$ 61,280	$ 39,555	$ 51,650	$ 60,535
Provision for loan losses	(684)	110	523	14,049	67,362	132,755	61,509
Noninterest income	3,943	6,533	20,414	21,958	21,970	27,622	13,442
Noninterest expense	18,806	24,339	84,481	110,206	125,040	75,679	111,615
Income (loss) from continuing operations, net of taxes	1,277	(4,596)	(1,483)	(39,978)	(131,518)	(130,421)	(102,561)
Income (loss) from discontinued operations, net of taxes	—	—	—	(27)	(5,796)	(1,406)	865
Net income (loss)	1,277	(4,596)	(1,483)	(40,005)	(137,314)	(131,827)	(101,696)
Preferred stock gain on retirement, net of accretion, and dividends	—	—	—	—	44,592	(3,294)	(2,871)
Net income (loss) to common shareholders	1,277	(4,596)	(1,483)	(40,005)	(92,722)	(135,121)	(104,567)
Period End Balances
Assets	$2,008,481	$2,093,311	$1,985,032	$2,151,565	$2,409,108	$1,902,369	$2,101,296
Loans held for sale (1)	1,961	5,012	1,836	6,974	4,529	—	4,567
Loans held for investment (2)	1,219,785	1,113,765	1,212,248	1,177,035	1,217,535	1,303,975	1,563,021
Allowance for loan losses (1)	26,039	29,641	26,785	29,314	39,360	93,687	49,229
Goodwill	4,205	4,205	4,205	4,205	3,905	—	—
Deposits	1,767,930	1,856,161	1,748,705	1,906,988	2,129,111	1,696,390	1,722,128
Borrowings	140,406	122,320	142,165	123,705	123,910	218,315	261,459
Shareholders’ equity (deficit)	85,331	89,374	80,361	98,445	129,015	(28,837)	98,359
Per Common Share Data
Net income (loss) per share from continuing operations - basic and diluted	$ 0.06	$ (0.21)	$ (0.07)	$ (1.87)	$ (20.71)	$ (1,170.47)	$ (923.47)
Net income (loss) per common share from discontinued operations - basic and diluted	—	—	—	—	(1.38)	(12.31)	7.58
Net income (loss) per common share - basic and diluted	0.06	(0.21)	(0.07)	(1.87)	(22.09)	(1,182.78)	(915.89)
Cash dividends declared	—	—	—	—	—	—	5.00
Book value	3.88	4.12	3.68	4.54	6.11	(714.72)	404.95
Performance Ratios
Return on average assets	0.26%	(0.88)%	(0.07)%	(1.75)%	(4.85)%	(6.63)%	(4.85)%
Return on average equity	6.18	(19.30)	(1.73)	(34.88)	N/M	(198.15)	(60.72)
Net interest margin (tax equivalent)	3.43	3.20	3.44	2.95	2.29	2.81	3.12
Asset Quality Ratios
Allowance for loan losses to period end loans held for investment (1) (2)	2.13%	2.66%	2.21%	2.49%	3.23%	7.18%	3.15%
Nonperforming loans to period end allowance for loan losses (1) (3)	130	238	131	271	269	352	354
Net charge-offs to average loans held for investment (2)	0.02	(0.08)	0.26	1.94	10.75	5.92	2.97
Nonperforming assets to period end total assets (3)	2.9	5.6	3.2	6.6	9.0	19.1	10.0
Capital and Liquidity Ratios
Average equity to average assets	4.23%	4.58%	4.18%	5.00%	(1.19)%	3.35%	7.98%
Total risk-based capital	12.80	12.58	12.62	12.34	13.81	(2.56)	10.29
Tier 1 risk-based capital	9.67	9.19	9.48	9.26	11.71	(2.56)	6.86
Leverage capital	6.20	5.37	5.96	5.45	6.70	(1.86)	5.68
Period end loans to period end deposits (2)	69	60	69	62	57	77	91
(1) Excludes discontinued operations.
(2) Loans held for investment, net of unearned income, before allowance for loan losses.
(3) Nonperforming loans and nonperforming assets include loans past due 90 days or more that are still accruing interest.

RISK FACTORS
An investment in the Shares is subject to risks inherent in our business and risks relating to the Shares. The material risks and uncertainties that management believes affect your investment in the Shares are described below and in the sections entitled “Risk Factors” in the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference herein. Before making an investment decision, you should carefully consider the risks and uncertainties described below and in the accompanying prospectus and information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risks or uncertainties are realized, our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects could be materially and adversely affected and the market price of the Shares could decline significantly and you could lose some or all of your investment.
Risk Factors Related to an Investment in the Shares
Our ability to pay dividends is limited, leaving appreciation in the value of our common stock as the sole opportunity for returns on investment.
The holders of the Company common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available for the payment of dividends. The ability of the Company to pay dividends to its shareholders has been dependent upon the amount of dividends the Bank may pay to the Company. Statutory and regulatory limitations are imposed on the payment of dividends by the Bank to the Company, as well as by the Company to its shareholders. For example, the Bank is restricted from paying dividends if it is not in compliance with its Office of the Comptroller of the Currency (“OCC”)-approved business plan. In addition, under applicable law, the Bank must obtain the prior approval of the OCC to pay dividends if the total of all dividends declared by the Bank in any calendar year will exceed the sum of its net income for that year and its retained net income for the preceding two calendar years, less certain transfers.
The Company elected in April 2010 to defer further interest payments on each of the series of junior subordinated debt securities relating to the trust preferred securities of FNB United Statutory Trust I, FNB United Statutory Trust II, and Catawba Valley Capital Trust II. These interest payments were brought current in order to consummate the Recapitalization, but are again being deferred. We have the right under each indenture for the junior subordinated debt securities to defer interest payments for up to 20 consecutive calendar quarters. The deferral provisions for these securities were intended to provide us with a measure of financial flexibility during times of financial stress due to market or other conditions. As a result of our election to exercise our contractual right to defer interest payments on our junior subordinated debt securities, we will also be unable to pay dividends on our common stock until such time as we are current on interest payments on the junior subordinated debt securities.

We may issue stock or other securities that could dilute the ownership of our existing shareholders which may adversely affect the market price of our common stock.
We may decide to raise additional funds through public or private equity or debt financings for a number of reasons, including in response to regulatory or other requirements to meet our capital and liquidity needs, to finance our operations and business strategy (including potential acquisitions) or for other reasons. Our Investors (other than our directors and officers) have preemptive rights to preserve their percentage ownership in the Company in the event the Company issues equity or instruments that are convertible into equity instruments, but they may choose not to exercise those preemptive rights. In that event, the percentage ownership of our existing shareholders would be reduced. In addition, any equity securities we may issue may have rights, preferences and privileges superior to those of our common stock, and additional issuances could be at a purchase price that is lower than the available market price for our common stock. There also are anti-dilution adjustments in the Amended TARP Warrant which remain effective until October 21, 2014 that may protect the holders of that Warrant against below-market issuances. To the extent that any new issuance of equity securities triggers these anti-dilution adjustments, your ownership could be further diluted. We may also issue equity securities as consideration for acquisitions we may make that could be dilutive to existing shareholders, although we have no current plans to do so. In connection with the resale of the Shares, we, our directors, executive officers and certain of our shareholders and Treasury have agreed not to enter into certain transactions relating to the sale or transfer of shares of Company common stock for a period of time after the date of the prospectus supplement. See “Restrictions on Sales of Securities” on page S-20 of this prospectus supplement.

Subsequent resales of shares of our common stock in the public market may cause the market price of our common stock to fall.
We issued a large number of shares of our common stock to the Investors in the Recapitalization and to the stockholders of Granite in the Merger. We have an effective registration statement that allows certain of our Investors to sell their shares of our common stock. Carlyle and Oak Hill Capital also have certain registration rights with respect to the shares of our common stock held by them. The registration rights for Carlyle and Oak Hill Capital will allow them to sell their shares of our common stock without compliance with the volume and manner of sale limitations under Rule 144 promulgated under the Securities Act. The market value of our common stock could decline as a result of sales by the Investors from time to time of a substantial amount of the shares of our common stock held by them, or from the perception that such sales could occur.

The trading volume of our common stock has been lower than that of other financial services companies.
Our common stock is listed on the NASDAQ under the symbol “COB.” However, the volume of trading in our stock has historically been limited and is lower than larger financial institutions. During the year ended December 31, 2013, the average daily trading volume for our common stock was approximately 21,000 shares. As a result, sales of our common stock may place significant downward pressure on the market price of our common stock. Furthermore, it may be difficult for holders to resell their shares at prices they find attractive or acceptable, or at all.
Carlyle and Oak Hill Capital are substantial holders of our common stock.
Each of Carlyle and Oak Hill Capital hold approximately 22.4% of the outstanding shares of our common stock, and each has a representative on the Board of Directors of the Company and the Bank. In addition, each of Carlyle and Oak Hill Capital has preemptive rights to maintain their percentage ownership of our common stock in the event of certain issuances of securities by the Company. Although each of Carlyle and Oak Hill Capital entered into certain passivity and non-affiliation commitments with the Federal Reserve Board in connection with obtaining approval of its proposed investment in the Company, in pursuing their economic interests, Carlyle and Oak Hill Capital may have interests that are different from the interests of our other shareholders. Additionally, the concentration of ownership by Carlyle and Oak Hill Capital means that they will also exert considerable, ongoing influence over matters subject to shareholder approval, including the election of directors and significant corporate transactions, such as a merger, sale of assets or other business combination or sale of our business. This concentration of ownership may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other shareholders.

Our stock price has been and may continue to be volatile, which could cause the value of our common stock to decline.
The trading price of our common stock has been, and may continue to be, highly volatile and subject to wide fluctuations in price. This volatility is due, in part, to various factors, many of which are beyond our control, including, sales and low trading volume of our common stock; sales of stock by Investors; announcements of issuance of equity or debt securities; announcements of new services or products by us or our competitors; additions or departures of key personnel; possible future announcements by us of expansionary activities, such as an acquisition, strategic partnership or join venture; conditions or trends in the financial industry; general economic conditions and interest rates; the performance and stock price of other companies that investors deem comparable to us; the soundness or predicted soundness of other financial institutions; and the public perception of the banking industry and its safety and soundness. As a result of these factors, among others, the value of your investment may decline, and you may be unable to sell your shares of our common stock at or above your purchase price.
Our common stock is equity and is subordinate to our existing and future indebtedness, and our common stock would be subordinate to any future preferred stock.
Shares of our common stock are equity interests in us, do not constitute indebtedness, and, therefore, are not insured against loss by the FDIC or by any other public or private entity. Shares of our common stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy such claims, including in liquidation. Our Board of Directors is authorized to issue additional classes or series of preferred stock without any action on the part of the holders of our common stock, and the holders of our common stock do not have the right to prevent us from incurring indebtedness or other claims.

Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Shares may be limited.
The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus, the registration statement of which this prospectus supplement and the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus are a part or resulting from any other act or omission in connection with the offering of the Shares by Treasury would likely be barred.
Our compensation expense may increase substantially after Treasury’s sale of the Shares.
As a result of our participation in the Treasury’s Troubled Asset Relief Capital Purchase Program, among other things, we are subject to Treasury’s current standards for executive compensation and corporate governance for the period during which Treasury holds any of our common stock. These standards were most recently set forth in the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, published June 15, 2009. If the Treasury elects to sell all of the Shares, these executive compensation and corporate governance standards will no longer be applicable and our compensation expense for our executive officers and other senior employees may increase substantially.
Certain provisions of our articles of incorporation, bylaws and the Tax Benefits Preservation Plan may discourage takeovers.
While our shareholders voted at the 2013 Annual Meeting of Shareholders to amend our bylaws to eliminate our staggered Board, our articles of incorporation and bylaws continue to contain certain anti-takeover provisions that may discourage or may make more difficult or expensive a tender offer, change in control or takeover attempt that is opposed by our Board of Directors. In particular, currently our articles of incorporation and bylaws:

•	permit our Board of Directors to issue, without shareholder approval unless otherwise required by law, voting preferred stock with such terms as our Board of Directors may determine; and

•
require the affirmative vote of the holders of at least 75% of our voting shares to approve major corporate transactions unless the transaction is approved by three-fourths of our “disinterested” directors.

In addition, in order to reduce the likelihood that transactions in shares of our common stock will result in an ownership change that may reduce our ability to use our net operating losses or “NOLs”, we adopted a Tax Benefits Preservation Plan, which provides an economic disincentive for any one person or group to acquire more than 4.99% of our common stock and for any existing 4.99% shareholder to acquire more than a specific amount of additional shares.

Risks Related to our Business and Business Strategy
We may not be able to meet our targets for organic loan and deposit growth or implement our acquisition strategy and failure to do so may adversely impact our business plans.
Our business strategy includes organically growing loans and deposits in our local market areas through a variety of channels, including through our branches, and our mortgage loan officers, private bankers and commercial lending officers. Meeting our growth goals for loans and deposits depends on our ability to successfully market and generate new loan and deposit volume as well as complementary products and services, particularly enhanced treasury management services, at acceptable risk levels and upon acceptable terms, while managing the costs associated with this growth strategy. While the loan and deposits products we are offering are not new to the Bank, enhanced treasury management services and on-line and mobile banking services designed to support our growth strategy involve implementation and operational risks. The strategies also depend upon hiring additional experienced lenders in target markets. Because of a variety of factors, including having effective marketing and calling programs, being able to attract additional talent, successfully implementing enhanced treasury, on-line and mobile banking platforms containing adequate protections to mitigate risks, as well as market conditions and competition, there is no assurance that we will be able to meet our growth goals, or if we are successful, that such growth would meet profitability, cost or asset quality targets associated with the goals. An inability to grow or to effectively manage our growth could adversely affect our results of operations, financial condition and stock price.
Our strategy also includes expansion through targeted acquisitions of bank and complementary nonbank businesses. Implementing this strategy depends on our ability to successfully identify opportunities and partners that complement our businesses, share our risk-management philosophy and operate in profitable or growing markets, to assess and mitigate the risk of any opportunity and to successfully acquire and integrate their operations with ours, as well as being able to structure a transaction that preserves the Company’s large deferred tax asset. We may not be able to successfully identify opportunities that meet these criteria, or, if we do, we may not be able to successfully complete and integrate them. Generally expansionary activities, such as acquiring a bank or business or engaging in certain activities require receipt of federal regulatory approval. In determining whether to approve a proposed acquisition, the federal banking agencies will consider, among other factors, the effect of the acquisition on the competition, our financial condition and our future prospects. The regulators also review current and projected capital ratios and levels, the competence, experience and integrity of management and its record of compliance with laws and regulations, the convenience and needs of the communities to be served (including the acquiring institution’s record of compliance under the Community Reinvestment Act), the effectiveness of the acquiring institution in combating money laundering activities and the existence of any outstanding enforcement actions. Because we have only recently become profitable, our regulators may deny, delay or closely scrutinize any proposal, which may delay an opportunity and may adversely impact our business plans. In addition, any such opportunity may require us to raise additional capital, which may be dilutive to our existing shareholders and may result in the issuance of securities that have rights, preferences and privileges that are senior to our common stock.
Our decisions regarding credit risk could be incorrect, and our allowance for loan losses may be inadequate, which may adversely affect our financial condition and results of operations.
Our largest source of revenue is interest payments on loans made to Bank customers. Borrowers may not repay their loans according to the terms of those loans, and the collateral securing the payment of the loans may not be sufficient to assure repayment. Management makes various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness of the borrowers and the value of the real estate, which is obtained from independent appraisers, and other assets serving as collateral for the repayment of the loans. However, we may be incorrect in these assumptions, in which case we may experience significant loan losses and losses on foreclosed collateral which could have a material adverse effect on our operating results.
We maintain an Allowance for Loan Losses ("ALL") that we consider adequate to absorb losses inherent in the loan portfolio based on our assessment of all available information. In determining the size of the allowance, we rely on an analysis of the loan portfolio based on, among other things, historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and nonaccruals, and general economic conditions, both local and national. If management’s assumptions are wrong, the ALL may not be sufficient to cover actual loan losses, and adjustments may be necessary to allow for different economic conditions or adverse developments in the loan portfolio. Additionally, any new deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside management’s control, may require an increase in the ALL. Material additions to the allowance would materially decrease our net income.
Banking regulators periodically review our ALL and may require us to increase the allowance or recognize further loan charge-offs based on judgments different from those of management. Any increase in the ALL or loan charge-offs as required by regulatory authorities could have adverse effects on our operating results and financial condition.
Weaknesses in the markets for residential or commercial real estate could reduce our net income and profitability.
Loans that are secured by real estate (including commercial, construction and development and consumer residential mortgage loans) as either the primary or secondary source of repayment are a large portion of the Bank's loan portfolio. These categories constitute $1.10 billion, or approximately 89.8%, of the banks' total loan portfolio as of March 31, 2014. These categories are generally affected by changes in economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax and other laws and acts of nature. While the real estate markets in the communities we operate are recovering from the 2009 recession, real estate in our urban markets (i.e., Charlotte) is recovering faster than real estate in our more rural markets, which has affected loan demand. Any new downturn in the real estate markets in which we originate, purchase and service secured commercial, construction and development or consumer residential mortgage loans could further hurt our business and future earnings because these loans are secured by real estate.

Our mortgage business is sensitive to changes in economic conditions, increased interest rates, and a slowdown in the housing market, any of which could impact adversely our results of operations.
Mortgage originations and purchases are a significant portion of our consolidated business and maintaining or increasing our revenue in this segment is dependent upon our ability to originate loans. The majority of our originations during 2013 continued to be refinances of previously originated loans, although purchase money mortgages grew to about 56% of our production in the first quarter of 2014. Loan production levels are sensitive to changes in interest rates as well as economic conditions and increased underwriting standards, and have previously suffered from increases in interest rates or slowdown in the housing market. Any sustained period of decreased origination activity caused by further housing price pressure, underwriting restrictions or increases in interest rates would adversely affect our mortgage originations, and consequently, our overall net income.
Changes in interest rates may have an adverse effect on our profitability.
Our earnings and financial condition depend to a large degree upon net interest income, which is the difference between interest earned from loans and investments and interest paid on deposits and borrowings. The narrowing of the margin between interest rates earned on loans and investments and the interest rates paid on deposits and borrowings could adversely affect our earnings and financial condition. We can neither predict with certainty nor control changes in interest rates. These changes can occur at any time and are affected by many factors, including national, regional and local economic conditions, competitive pressures and monetary policies of the Federal Reserve. In addition, our customers often have the ability to prepay loans or redeem deposits with either no penalties or penalties that are insufficient to compensate us for the lost income. If customers prepay loans at a higher rate, we may not be able to recover the lost revenues, which may affect our results of operations. We have ongoing policies and procedures designed to manage the risks associated with changes in market interest rates, including the prepayment risks. Notwithstanding these policies and procedures, changes in interest rates may have an adverse effect on our financial results.
Our credit risk profile remains high.
While we earned a profit of $1.3 million in the first quarter of 2014, and expect to remain profitable, we have incurred significant losses over the past five years, including net losses to common shareholders of $1.5 million for the year-ended December 31, 2013, $40.0 million for the year ended December 31, 2012, $92.7 million for the year ended December 31, 2011, $135.1 million for the year ended December 31, 2010, and $104.6 million for the year ended December 31, 2009. Nearly all of these losses were due to credit costs, including a significant provision for loan losses and significant write-downs in the carrying value of our OREO. Although we have taken sustained and material steps to resolve our legacy credit issues and reduce our credit exposure, at December 31, 2013, we still had $63.6 million in nonperforming assets, including nonaccrual loans and OREO, and it is possible that we will continue to incur additional credit costs over the near term, which would adversely affect our overall financial performance and results of operations.
We may not be able to effectively work out our remaining nonperforming assets, which may adversely affect our results of operations and financial condition and require us to raise additional capital.
Since the Recapitalization, the Bank has aggressively and materially reduced problem assets through workouts, restructurings, foreclosures and sales. While we expect to continue to resolve our remaining problem assets, the size of these assets are smaller and we thus expect the pace of resolution to slow. When we receive a signed contract for the sale of a loan or OREO asset, the asset is marked down to the contract price less associated selling costs, which may ultimately result in a loss to the Bank. Any decrease in the value of the underlying collateral securing Bank loans, adverse change in borrowers' performance or financial condition, or a decrease in the value of OREO, whether or not due to economic and market conditions beyond our control, could adversely affect our business, results of operations and financial condition. In addition, there can be no assurance that we will not experience increases in nonperforming assets in the future, or that the workout of our current nonperforming assets will not result in further losses. A new downturn in the market areas we serve could increase our credit risk associated with our loan portfolio, as it could have a material adverse effect on both the ability of borrowers to repay loans as well as the value of the real property or other property held as collateral for such loans, or in OREO. If credit costs are incurred over what we anticipate to resolve our remaining problem assets and reduce our credit risk to what we consider acceptable levels, we may need to raise additional capital. Factors affecting whether additional capital would be required include, among others, additional provision for loan losses, and loan charge-offs, additional write-downs in the carrying value of our OREO, changing requirements of regulators, and other risks discussed in this “Risk Factors” section. There can be no assurance that we would be able to raise capital in the amounts required and in a timely manner or at all. Any additional capital raised may be significantly dilutive to our existing shareholders and may result in the issuance of securities that have rights, preferences and privileges that are senior to our common stock.

Our ability to use net operating loss carryforwards to reduce future tax payments may be limited or restricted or may not exist at all.
We have generated significant net operating losses, or "NOLs", over the past five years. We are generally able to carry NOLs forward to reduce taxable income in future years. However, the ability to utilize the NOLs is subject to the rules of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of NOLs after an “ownership change.” An ownership change occurs if, among other things, the shareholders (or specified groups of shareholders) who own or have owned, directly or indirectly, 5% or more of a corporation’s common stock or are otherwise treated as 5% shareholders under Section 382 and U.S. Treasury regulations promulgated thereunder because of an increase of their aggregate percentage ownership of that corporation’s stock by more than 50 percentage points over the lowest percentage of the stock owned by these shareholders over a rolling three-year period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. This annual limitation is generally equal to the product of the value of the corporation’s stock on the date of the ownership change, multiplied by the long-term tax-exempt rate published monthly by the Internal Revenue Service. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards.
We do not believe that the Recapitalization caused an “ownership change” at the Company within the meaning of Section 382. However, to reduce the likelihood that future transactions in shares of our common stock will result in an ownership change, on April 15, 2011, we adopted a Tax Benefits Preservation Plan, which provides an economic disincentive for any person or group to become an owner, for relevant tax purposes, of 4.99% or more of our common stock. Specifically, under the Tax Benefits Preservation Plan, a dividend of one preferred share purchase right or Right in respect of each share of common stock of the Company outstanding at the close of business on April 25, 2011, referred to as Record Date, was declared, and to become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as defined in the Plan). Each Right represents the right to purchase, upon the terms and subject to the conditions in the Plan, 1/100th of a share of Junior Participating Preferred Stock, Series B, par value $10.00 per share, for $0.64, subject to adjustment in the event of a stock split or dividends relating to the Preferred Stock. While these Rights are designed to reduce the likelihood that we will experience an ownership change, we cannot ensure that our ability to use our NOLs to offset income will not become limited in the future. As a result, we could pay taxes earlier and in larger amounts than would be the case if our NOLs were available to reduce our federal income taxes without restriction.
The loss of any member of the executive and senior management may adversely affect us.
We have assembled an executive and senior management team that has substantial background and experience in banking and financial services in the markets we serve. We rely heavily on the experience and expertise of our management to resolve problems and deploy new capital to achieve sustainable profitability and satisfactory capital levels. However, loss of other key personnel could negatively impact our earnings because of their skills, customer relationships and/or the potential difficulty of promptly replacing them.
Our business could suffer if we fail to attract and retain skilled people.
Our success depends, in large part, on our ability to attract and retain competent, experienced people. As a result of the TARP Exchange Agreement, until such time as the U.S. Treasury is no longer a holder of our common stock, we are required under applicable federal law to meet certain standards for executive compensation. The imposition of these compensation limits, in addition to other competitive pressures, may have an adverse effect on our ability to attract and retain skilled personnel, resulting in our not being able to hire or retain the best people. The loss of key personnel could have an adverse effect on our future results of operations.
As a community bank, we are vulnerable to the economic conditions within the relatively small region in which we operate.
We operate in a relatively small market area, which extends from the central and southern Piedmont and Sandhills of North Carolina to the mountains of western North Carolina. Furthermore, we lend primarily to individuals and to small and medium-sized businesses in those or adjacent markets. Thus, we are exposed to greater risk than banks that lend to larger commercial enterprises or have a bigger market footprint. We manage our credit exposure through careful monitoring of our borrowers and loan concentrations and through rigorous application and review procedures. We also purchase portfolios of loans to borrowers outside of our market area. Nevertheless, we remain limited in our ability to diversify our economic risks. While conditions are now improving, any economic downturn in this fairly small geographic region likely will negatively affect our customers through increased unemployment, reduced demand and depressed real estate values, and adversely affect our results of operations.

We may experience significant competition in our market area, which may adversely affect our business.
The commercial banking industry within our market area is extremely competitive. We also compete with other providers of financial services, such as savings associations and savings banks, credit unions, insurance companies, consumer finance companies, brokerage firms, the mutual funds industry and commercial finance and leasing companies, some of which are subject to less extensive regulation than us with respect to the products and services they provide. Our larger competitors include large interstate financial holding companies that are among the largest in the nation and are headquartered in North Carolina. These companies have a significant presence in our market area, have greater resources than we do and may offer products and services that we do not offer. These institutions also may be able to offer the same products and services at more competitive rates and prices.
We also compete with a variety of institutions outside of our market area that also offer online banking services. Online competitors could result in the loss of fee income, as well as the loss of customer deposits. In addition, changes in consumer spending and saving habits could adversely affect our operations, and we may be unable to timely develop competitive new products and services in response to these changes.
We face significant operational risk.
We are exposed to many types of operational risk, including traditional operational risk, strategic risk, reputational risk, and legal and compliance risk. Operational risk includes the risk of fraud or theft by employees or persons outside the Company, unauthorized transactions by employees or operational errors, including clerical or recordkeeping errors or those resulting from faulty or disabled computer or telecommunications systems, and breaches of the internal control system and compliance requirements. Negative public opinion can result from our actual or alleged conduct in a variety of areas, including lending practices, corporate governance and acquisitions and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect our ability to attract and retain customers and can expose us to litigation and regulatory action. Operational risk also includes potential legal actions that could arise from an operational deficiency or as a result of noncompliance with applicable regulatory standards.
Because the nature of the banking business involves a high volume of transactions, certain errors may be repeated or compounded before they are found and corrected. Our reliance upon automated systems to record and process transactions may further increase the risk that technical flaws or employee tampering or manipulation of those systems will result in losses that are difficult to detect. We may also be subject to disruptions of our operating systems arising from events that are wholly or partially beyond our control (e.g., computer viruses or electrical or telecommunications outages), which may give rise to disruption of service to customers and to financial loss or liability. We are further exposed to the risk that our external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their employees as is the Company) and to the risk that our or our vendor’s business continuity and data security systems prove to be inadequate.
Our efforts to reduce noninterest expenses may not be achievable or, if they are, may increase operational risk.

In order to sustain and enhance our profitability, we have, among other things, initiated a program to reduce noninterest expenses, primarily through vendor management activities and branch profitability analyses. These efforts to reduce noninterest expenses may not be achievable through this program. Alternatively, these noninterest expense reductions may increase our operational risk.
We face systems failure risks as well as security risks, including “hacking” and “identity theft.”
The computer systems and network infrastructure used by us and others could be vulnerable to unforeseen problems. These problems may arise in our internal systems or the systems of our third-party vendors or both. Our operations are dependent upon our ability to protect computer equipment against damage from fire, power loss, telecommunications failure or security breaches of our information systems. We cannot be certain that all of our systems are free from vulnerability to attack, despite safeguards we have instituted to protect our systems. Any damage or failure or security intrusion that may cause an interruption in our operations, make us susceptible to hacking or identity theft, and could adversely affect our business and financial results, damage our reputation, cause loss of business, additional regulatory scrutiny or exposure to litigation and possible financial liability. We have purchased insurance against such losses, but any liability could exceed the amount of insurance coverage we have.

We rely on other companies to provide key components of our business infrastructure.
Third party vendors provide key components of the Company’s business infrastructure including the software supporting our core operating system, internet connections and network access. While we have selected these third party vendors carefully and subject them to a comprehensive vendor management program, we do not directly control their actions. Any problems caused by these third parties, including those which result from their failure to provide services for any reason or their poor performance of services, could adversely affect our ability to deliver products and services to our customers and otherwise to conduct our business. Replacing these third party vendors could also entail significant delay and expense.
The uncertainty in the final resolution of purchase impaired loans that can create a negative impact on our profitability
As required by applicable accounting standards, we have accounted for purchased impaired loans acquired from Granite under ASC 310-30 which requires us to periodically re-estimate the expected cash flow of these loans. Lower expected cash flow, whether due to changes in projected cash flow estimates, increases in loss estimates, or defaults, may result in impairment of the carrying value of these loans. Any such impairment must be taken in the period in which the change in cash flow estimate occurs. For example, as a result of a re-estimation in the fourth quarter of 2013, we recorded an impairment of $2.7 million. Future re-estimations may result in the need to take further impairment. Any such impairment will reduce our earnings and results of operations.
Our reported financial results depend on management’s selection of accounting methods and certain assumptions and estimates.
Our accounting policies and methods are fundamental to the procedures by which we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with GAAP and reflect management’s judgment of the most appropriate manner to report the Company’s financial condition and results. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which may be reasonable under the circumstances, yet may result in us reporting materially different results than would have been reported under a different alternative.
Certain accounting policies are critical to presenting the Company’s financial condition and results. They require management to make difficult, subjective or complex judgments about matters that are uncertain. Materially different amounts could be reported under different conditions or using different assumptions or estimates. These critical accounting policies include: the ALL; the valuation of other real estate; the determination of fair value for financial instruments; purchased loan accounting; and the accounting for income taxes. Because of the uncertainty of estimates involved in these matters, we may be required to do one or more of the following: significantly increase the ALL or sustain credit losses that are significantly higher than the reserve provided or both; recognize significant impairment on its financial instruments (including purchased loans) and other intangible asset balances; or significantly increase its liabilities for taxes or pension and post-retirement benefits.

Risks Related to the Regulatory Environment
Our deposit insurance premiums have decreased but may increase in the future, which could have a material adverse impact on our future earnings.
The FDIC insures the deposits of the Bank to the maximum extent provided by law. The FDIC charges the Bank premiums to maintain that insurance at specified levels. The assessments imposed by the FDIC for deposit insurance at the Bank has decreased, but they may increase in the future. The Dodd- Frank Act increased the minimum target deposit insurance ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits, which must be met by September 30, 2020. The FDIC has issued regulations to implement these provisions and has established a higher reserve ratio of 2% as a long-term goal beyond what is required by statute. The FDIC may increase the assessment rates or impose a special assessment in the future to keep the deposit insurance fund at the statutory target level. Any increase in FDIC insurance assessment would reduce our earnings.
The implementation of the Dodd-Frank Act and new capital requirements under Basel III may result in lower revenues and higher costs.
The Dodd-Frank Act has included, among other things, the establishment of strengthened capital and prudential standards for banks and bank holding companies; the imposition of limits on interchange fees on debit card transactions; enhanced regulation of financial markets, including derivatives and securitization markets; the elimination of certain trading activities from banks; a permanent increase of the FDIC deposit insurance to $250,000; the elimination of the prohibition on paying interest on demand deposits; the creation of a Financial Stability Oversight Council to identify emerging systemic risks and improve interagency cooperation; and the creation of the Consumer Financial Protection Bureau ("CFPB"), which has promulgated new consumer protection regulations relating to consumer financial products and services, particularly in the area of mortgage lending. Certain aspects of the new law, including, without limitation, the additional cost of higher deposit insurance, higher capital requirements, and the costs of compliance with enhanced disclosure, early intervention and loss mitigation, training and reporting requirements that have been issued by the CFPB in a relatively short time frame, have had and will continue to have a significant impact on our business, and may affect our financial condition and results of operations. As additional CFPB rulemakings are issued in the coming year, particularly those that will affect our mortgage and small business loans and businesses, we expect our compliance costs to continue to be elevated, and that they may continue to affect our financial condition and results of operation.
The Dodd-Frank Act also contained a number of restrictions designed to strengthen capital, including a requirement that the Federal Reserve establish minimum leverage and risk-based capital that are at least as stringent as that currently in effect for banks. The Act also required the Federal Reserve Board to issue capital rules that are countercyclical so that the amount of capital required to be maintained would increase in times of economic expansion and decrease in times of economic contractions. In addition, the international oversight body of the Basel Committee on Banking Supervision reached agreement through what is known as Basel III to increase the minimum common equity capital requirement for banks. Pursuant to these various directives, the federal banking agencies have issued rules that are effective for community banks such as the Bank that change the leverage and risk-based capital requirements (including the prompt corrective action framework) as of January 1, 2015. Under these new rules, the definition of the regulatory capital components will materially change, include the type of capital that must be held, the amount of such capital, the risk weightings of certain assets against which capital must be held, and the methodology for certain off-balance sheet items, all of which may have the effect of requiring us to raise additional capital as well as increasing the cost of capital to the Company and the Bank.
We are extensively regulated under applicable law and failure to comply with these laws and regulations or to changes in laws and regulations could subject us to supervisory action and have a material adverse effect on the Company and the Bank.

We are extensively regulated under federal and state banking laws and regulations that are intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole. The current regulatory environment for financial institutions, particularly since the enactment of the Dodd-Frank Act, entails significant potential increases in compliance requirements and associated costs, including those related to consumer credit, with a focus on mortgage lending. Federal and state banking regulators periodically conduct examinations of our business, including compliance with laws and regulations. If, as a result of an examination, a federal banking agency were to determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that we or the Bank or its management were in violation of any law or regulation, it may take a number of different supervisory actions as it deems appropriate. These actions include the power to enjoin unsafe or unsound practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our or the Bank's capital, to restrict our growth, to assess civil monetary penalties against us, our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate the Bank's deposit insurance. Supervisory actions of this type may result in higher capital requirements, higher insurance premiums and limitations on our activities that could have a material adverse effect on our business and profitability.
In addition, we are subject to changes in federal and state laws and regulations, and governmental economic and monetary policies. We cannot predict whether any of these changes may adversely and materially affect us.

Financial institutions, such as the Bank, face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act, its implementing regulations and other anti-money laundering laws and regulations, including the USA Patriot Act of 2001, require financial institutions, among other things, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The Financial Crimes Enforcement Network, established by the U.S. Treasury Department to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements, and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, U.S. Drug Enforcement Administration, and Internal Revenue Service. There is also increased scrutiny of compliance with the sanctions programs and rules administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control. As a result of our successful efforts to enhance our BSA/AML program, and to comply with the Bank Secrecy Act and related laws and regulations, the deferred prosecution agreement that the Bank had entered into with the U.S. Attorneys’ Office for the Western District of North Carolina and the U.S. Department of Justice in connection with the Recapitalization in order to settle a potential claim relating to a Bank customer that was under indictment for and was subsequently convicted of securities fraud, wire fraud and money laundering relating to a suspected Ponzi scheme, was terminated and the related court case was dismissed on September 27, 2013. In the future, if our policies, procedures and systems are deemed deficient, we could be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plans.

Risks Related to Economic Conditions and other Outside Forces
We may be subject to litigation from time to time, which could involve the expenditure of substantial resources and time to defend.
From time to time, customers and others may take legal action against us. Customer defaults have also resulted in an increase in litigation. Whether or not any claims made are valid, if such claims are not resolved in a manner favorable to us, they may result in significant expense, attention from management and possibly financial liability, as well as cause damage to our reputation, all of which could have a negative effect on our business.
Market developments may adversely affect our industry, business and results of operations.
During the past five years, the financial markets have been under significant strain, resulting in financial instability, significant declines in the housing market and manufacturing, employee dislocation, and significant declines in asset values. These strains adversely affected our operations and financial results, and led to the need for our Recapitalization. We have worked hard to overcome the material challenges facing our operations during the past two years, aggressively working out our criticized and classified assets, re-engaging with our communities, and returning the Bank to a satisfactory condition. While the financial market has been recovering, any development that may raise new concern about the stability of the financial markets generally and the strength of counterparties may result in renewed lack of confidence in the financial sector, increased volatility in the financial markets and/or reduced business activity. Any of these results could materially adversely affect our business, financial condition and results of operations.
Unpredictable catastrophic events could have a material adverse effect on us.
The occurrence of catastrophic events such as hurricanes, tropical storms, earthquakes, pandemic disease, windstorms, floods, severe winter weather (including snow, freezing rain, ice storms and blizzards), fires and other catastrophes could adversely affect our consolidated financial condition or results of operations. Unpredictable natural and other disasters could have an adverse effect on us in that such events could materially disrupt our operations or the ability or willingness of our customers to access the financial services we offer. The incidence and severity of catastrophes are inherently unpredictable. Although we carry insurance to mitigate our exposure to certain catastrophic events, these events could nevertheless reduce our earnings and cause volatility in our financial results for any fiscal quarter or year and have a material adverse effect on our financial condition or results of operations or both.

USE OF PROCEEDS
The Shares offered by this prospectus supplement are being sold for the account of Treasury. Any proceeds from the sale of these Shares will be received by Treasury for its own account, and we will not receive any proceeds from the sale of any Shares offered by this prospectus supplement.

SELLING SHAREHOLDER
The table below sets forth information concerning the resale of the Shares by Treasury. We will not receive any proceeds from the sale of any Shares sold by Treasury. Our operations are regulated by various U.S. governmental authorities, including in certain respects by Treasury. Pursuant to the Exchange Agreement, dated August 12, 2011 (the “TARP Exchange Agreement”), between the Company and Treasury, Treasury has the right to an observer on the Board of Directors of the Company for so long as it owns at least 5% of the issued and outstanding common stock. Other than as the observer on the Board of Directors and the acquisition of the Shares, Treasury has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Treasury acquired the Shares from us on October 21, 2011 in connection with the Recapitalization pursuant to the TARP Exchange Agreement between the Company and Treasury. In that transaction, 51,500 shares of our Preferred Shares that had been issued to Treasury pursuant to a Securities Purchase Agreement, dated February 13, 2009, were surrendered and cancelled for 1,085,554 Shares. The Preferred Stock had been issued to Treasury as part of the Troubled Asset Relief Program, which was established pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”), EESA was enacted into law on October 3, 2008 to restore confidence and stabilize the volatility in the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other. Treasury also had received a warrant to purchase shares of Company common stock pursuant to a letter agreement entered into on February 13, 2009 between the Company and Treasury as part of the original Preferred Stock transaction under the TARP. The TARP warrant was amended and restated on October 21, 2011 in connection with the Recapitalization. The Amended TARP Warrant allows the holder to purchase 22,072 shares of our common stock at an exercise price of $16.00 per share. The Amended TARP Warrant is not being offered as part of the resale of the Shares by Treasury.
The following description was provided by Treasury and is derived from the website of Treasury. Treasury is the executive agency of the United States government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under EESA, Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.
The doctrine of sovereign immunity, as limited by the FTCA, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against Treasury alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part, or any other act or omission in connection with the offering to which this prospectus supplement and the accompanying prospectus relate, likely would be barred. In addition, Treasury and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part or resulting from any other act or omission in connection with the offering to which this prospectus supplement and the accompanying prospectus relates likely would be barred. See “Risk Factors - Risk Factors Related to an Investment in the Shares - Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Shares may be limited.”
The table below sets forth information with respect to the number of Shares beneficially owned by Treasury as of May 16, 2014, the number of Shares being offered by Treasury in this offering, and the number of Shares to be beneficially owned by Treasury after this offering, assuming all the Shares offered by Treasury in this offering are sold. The percentages below are calculated based on 22,006,636 Shares issued and outstanding as of May 16, 2014.

	Beneficial Ownership Prior to the Offering (1)(2)			Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent	Shares Being Offered	Number of Shares Beneficially Owned (1)(2)	Percent
United States Department of the Treasury 1500 Pennsylvania Avenue, N.W. Washington, D.C. 20220	1,107,626	5.0%	1,085,554	22,072	*
* Less than 1 percent
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any Shares over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days of May 16, 2014.

(2) Includes the 22,072 shares of our common stock underlying the warrant held by Treasury.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY
Price Range of Common Stock
Our common stock is listed on the NASDAQ under the symbol "COB." On May 16, 2014, 2014, the closing sale price of our common stock as reported on the NASDAQ was $9.07. The following table sets forth the high and low intraday prices of our common stock on the NASDAQ for the periods indicated.

	2012
	High	Low
First Quarter	$21.51	$11.50
Second Quarter	$29.60	$11.17
Third Quarter	$12.99	$11.00
Fourth Quarter	$12.50	$10.50

	2013
	High	Low
First Quarter	$12.00	$9.69
Second Quarter	$9.81	$5.91
Third Quarter	$10.47	$7.37
Fourth Quarter	$13.09	$9.50

	2014
	High	Low
First Quarter	$13.50	$10.50
Second Quarter (through May 16, 2014)	$11.58	$8.50

Holders

    As of May 16, 2014, there were 4,492 common shareholders of record.

Dividend Policy
The Company is a legal entity separate and distinct from its banking and other subsidiaries and has in the past relied on dividends from the Bank as its primary source of liquidity. There are limitations on the payment of dividends by the Bank to the Company, as well as by the Company to its shareholders. For example, the Bank is restricted from paying dividends if it is not in compliance with its OCC-approved business plan. In addition, the Bank is required to obtain the prior approval of the OCC to pay dividends, including under circumstances where the total of all dividends declared by the Bank in any calendar year will exceed the sum of its net income for that year and its retained net income for the preceding two calendar years, less any transfers required by the OCC or to be made to retire any preferred stock. Federal law also prohibits the Bank from paying dividends that in the aggregate would be greater than its undivided profits after deducting statutory bad debts in excess of its ALL.
In addition, the Federal Reserve Board has indicated that banking organizations should generally pay dividends to shareholders only if (i) the organization’s net income available to common shareholders over the past year has been sufficient to fully fund the dividends and (ii) the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Company would currently need to obtain prior Federal Reserve Bank of Richmond approval to pay a dividend. The Company did not declare any dividends with respect to its common stock in 2013 and does not expect to declare any dividends during 2014.

UNDERWRITING (CONFLICT OF INTEREST)
Treasury is offering the Shares through Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P. as representatives of the several underwriters. The terms and conditions set forth in the underwriting agreement govern the sale and purchase of the Shares. Each underwriter named below has severally agreed to purchase from Treasury, and Treasury has agreed to sell to such underwriter, the number of Shares set forth opposite the name of each underwriter below at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement.

Underwriter	Number of Shares
Keefe, Bruyette & Woods, Inc.
Sandler O’Neill & Partners, L.P.

Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the Shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Shares that Treasury determines to sell, if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated. The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement.
The following table shows the per share and total underwriting discounts and commissions that the underwriters will receive and the proceeds Treasury will receive.

	Per Share	Total
Price to public	$	$
Underwriting discounts and commissions(1)
Proceeds to Treasury

(1)	We have agreed to pay all underwriting discounts and commissions and transfer taxes applicable to the sale of the Shares in this offering.
The representatives of the underwriters have advised us that the underwriters propose to offer the Shares directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers at such offering price less a selling concession not in excess of $ per share. After the offering, the representatives may change the offering price and other selling terms. Sales of Shares made outside of the United States may be made by affiliates of the underwriters.
We also have agreed to pay all transaction fees, if any, applicable to the sale of the shares of our common stock and certain reasonable fees and disbursements of counsel for Treasury incurred in connection with this offering, and to reimburse the underwriters for certain of their offering expenses, including their fees and disbursements of counsel. In accordance with FINRA Rule 5110, the reimbursement of certain expenses of the underwriters is deemed underwriting compensation for this offering. We estimate that the total expenses of this offering, including the underwriting discounts and commissions and transfer taxes, if any, will be approximately $420,000 and are payable by us.
Restriction on Sales of Securities
We, our directors and executive officers, certain of our shareholders and Treasury have agreed that, without the prior written consent of the representatives, we and they will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement, or in the case of Treasury 30 days.
The restrictions described in the immediately preceding paragraph will not apply to sales by Treasury of any of our common stock back to us, the sale of the warrant or the exercise of the warrant or the sale of the shares of the common stock underlying the warrant, and are also subject to certain standard exceptions.
Indemnity
We have agreed to indemnify Treasury and the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities. In addition, we have agreed to indemnify Keefe, Bruyette & Woods, Inc. for acting as a qualified independent underwriter against certain liabilities. See “Conflict of Interest” below.
Stabilization, Short Positions and Penalty Bids
The representatives may engage in stabilizing transactions, covering transactions and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ or otherwise and, if commenced, may be discontinued at any time.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.
Passive Market Making
In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the common stock on NASDAQ in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.
Electronic Distribution
A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or any selling group member’s web site and any information contained in any other web site maintained by an underwriter or any selling group member is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
Stamp Taxes
If you purchase shares of common stock offered in this Prospectus Supplement and the accompanying Prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this Prospectus Supplement and the accompanying Prospectus.
Conflict of Interest; Other Relationships
Carlyle holds approximately 22.4% of our outstanding shares of common stock. Because Carlyle has an interest in Sandler O’Neill, Sandler O’Neill is deemed to have a “conflict of interest” under Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. This rule requires that a “qualified independent underwriter” meeting certain standards participate in the preparation of the registration statement and prospectus and exercise the usual standards of due diligence with respect thereto. Keefe, Bruyette & Woods, Inc. has assumed the responsibilities of acting as a “qualified independent underwriter” within the meaning of Rule 5121 in connection with this offering. Sandler O’Neill will not confirm sales of the shares to any account over which it exercises discretionary authority without the prior specific written approval of the customer. We have agreed to indemnify Keefe, Bruyette & Woods, Inc. for acting as a qualified independent underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that Keefe, Bruyette & Woods, Inc. may be required to make for these liabilities for acting in such capacity.
From time to time, the underwriters and their affiliates have provided, and may continue to provide, investment banking and other financial advisory services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS
The validity of the Shares offered by this prospectus supplement and certain other legal matters will be passed upon for us by Katherine Trotter, Esq. Senior Vice President and Counsel for CommunityOne Bancorp and by Arnold and Porter, LLP, Washington, D.C. The underwriters are represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS
Our consolidated financial statements as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013 have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the report of Dixon Hughes Goodman, LLP, registered independent public accountants, incorporated by reference herein and therein and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

CommunityOne Bancorp (the “Company”, “us” or “we”) may offer and sell from time to time, in one or more series or issuances and on terms that we will determine at the time of the offering, shares of our common stock, no par value per share (the “Common Stock” or “Common Shares”), up to an aggregate of $20,000,000. In addition, the United States Department of the Treasury (“Treasury” or the “Selling Shareholder”) may offer and resell from time to time up to 1,107,626 shares of Common Stock, which includes 22,072 shares of Common Stock issuable upon exercise of a warrant that was issued to Treasury on February 13, 2009, and amended and restated on October 21, 2011 (the “Amended TARP Warrant”). Treasury may also offer and resell the Amended TARP Warrant.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 8. A prospectus supplement, which we will provide to you each time we offer securities, will provide the name of any underwriters, dealers, or agents involved in the sale of the securities and any applicable fee, commission or discount arrangements with them.

This prospectus provides you with a general description of the securities we and the Selling Shareholder may offer. Each time we or the Selling Shareholder offers securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before buying any of the securities being offered.

Our Common Shares are traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “COB”.  The Amended TARP Warrant is not listed on an exchange, and we do not intend to list the Amended TARP Warrant on any exchange.

Investing in our securities involves risks. You should read the “Risk Factors” section beginning on page 6 of this prospectus, as well as in any supplements to this prospectus, before investing in our securities.

The securities offered in the prospectus are not savings or deposit accounts or other obligations of our bank or nonbank subsidiaries and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this shelf registration process, the Company may issue and sell to the public up to $20,000,000 of the Common Shares described in the registration statement, at any time and from time to time, in one or more public offerings. In addition, the Selling Shareholder may, from time to time, use this prospectus to offer and sell, in one or more offerings, up to 1,107,626 Common Shares, which includes 22,072 shares of Common Stock issuable upon exercise of the Amended TARP Warrant as described in this prospectus.

This prospectus provides you with a general description of the securities we or the Selling Shareholder may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of a particular offering by the Company or the Selling Shareholder.  The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by information in any prospectus supplement.  You should read both this prospectus and any applicable prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information,” and “Information Incorporated by Reference.”

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future fling with the SEC incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and any prospectus supplement.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Common Shares and/or the Amended TARP Warrant covered by this prospectus.  Neither we nor the Selling Shareholder are making an offer to sell any securities in any jurisdiction where the offer or sale is not permitted.

When we refer to “the Company,” “we,” “us” or “our,” we mean CommunityOne Bancorp, a North Carolina corporation, and our subsidiaries. When we refer to “CommunityOne Bancorp” or to the “holding company,” we are referring to CommunityOne Bancorp on a standalone basis.  We refer to CommunityOne Bank, N.A. herein as “our Bank” or “the Bank.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on its public reference room. In addition, our SEC filings are available to the public on the SEC’s web site at http://www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically. In addition our filings are available on the Investor Relations page of our website at http://www.community1.com. The information set forth on our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care.

We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”, after the date of this prospectus.  These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC, but which have not been included or delivered with this document:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 7, 2014;

•	the Company’s Definitive Proxy Statement related to its annual meeting of shareholders to be held on May 28, 2014, as filed with the SEC on April 8, 2014; and

•
the description of our Common Stock set forth in our Registration Statement on Form S-1 filed with the SEC on November 18, 2011, including any amendment or report filed for the purpose of updating such description.

As noted above, our filings are available on the Investor Relations page of our website, http://www.community1.com. The information set forth on our website is not part of or incorporated into this prospectus. We will provide you without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents that are referred to in this prospectus. Requests should be directed to: Pamela Cranford, Investor Relations, CommunityOne Bancorp, 1017 E. Morehead Street, Suite 200, Charlotte, NC, 27204, Tel. (336)-626-8300 or InvestorRelations@community1.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents incorporated by reference, and we may from time to time make other statements regarding our outlook or expectations for earnings revenues, expenses and/or other financial, business or strategic matters regarding of affecting the Company that are forward looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements usually can be identified by the use of forward-looking terminology, such as “believes,” “expects,” or “are expected to,” “plans,” “projects,” “goals,” “estimates,” “may,” “should,” “could,” “would,” “intends to,” “outlook” or “anticipates,” or variations of these and similar words, or by discussions of strategies that involve risks and uncertainties, but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to:

•	financial and management resources in the amount, at the times and on the terms required to support our future business;

•	adverse changes in financial performance or condition of our borrowers, which could affect repayment of such borrowers' outstanding loans;

•	credit losses and material changes in the quality of our loan portfolio;

•	new declines in the value of our Other Real Estate Owned (“OREO”);

•	the inaccuracy of assumptions underlying the establishment of our allowance for loan losses;

•	the success we may have in reducing costs and expenses;

•	less favorable general economic conditions, either nationally or regionally; resulting in, among other things, a reduced demand for credit or other services;

•	a new slowdown in the housing markets, or an increase in interest rates, either of which may reduce demand for mortgages;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, the shape of the yield curve and interest rate sensitivity;

•	a prolonged period of low interest rates;

•	loss of one or more members of executive management;

•	rapid technological development and changes;

•	disruptions in or manipulations of our operating systems;

•	increased competitive pressures in the banking industry or in the Company's markets;

•	increasing price and product/service competition by competitors;

•	changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (“Federal Reserve”);

•
the outcome of legislation and regulation affecting the financial services industry, including the Company, including the continued effects resulting from the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	changes in accounting principles and standards;

•	the effect of any mergers, acquisitions or other transactions to which we or our subsidiaries may from time to time be a party; and

•	the Company's success at managing the risks involved in the foregoing.

S-2

Additional factors that may affect our results are discussed in our Annual Report on Form 10-K under Item “1A, Risk Factors,” or may be contained in our Quarterly Reports on Form 10-Q under headings such as “Risk Factors,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business,” or in our Current Reports on Form 8-K, among other places.

Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to, and explicitly disclaim any intention to, update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events except as required by law.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus and does not contain all of the information that we believe you should consider in making your investment decision. You should read carefully this entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference in this prospectus and any accompanying prospectus supplement before making your investment decision.

CommunityOne Bancorp

Company Overview

We are a bank holding company incorporated in 1984 under the laws of the State of North Carolina. Through our ownership of CommunityOne Bank, N.A., or the "Bank," a national banking association headquartered in Asheboro, North Carolina, we offer a complete line of consumer, wealth management, mortgage and business banking services, including loan, deposit, cash management, investment management and trust services, to individual and business customers through operations located throughout central, southern and western North Carolina. Our shareholders approved an amendment to our articles of incorporation to change our name from FNB United Corp. to CommunityOne Bancorp on June 20, 2013. This change, along with a change in our stock symbol from FNBN to COB, was implemented on July 1, 2013.
In addition to the Bank, we own FNB United Statutory Trust I, FNB United Statutory Trust II, and Catawba Valley Capital Trust II, which were formed to facilitate the issuance of trust preferred securities. The Company also owned Granite Mortgage, Inc., which ceased mortgage operations in 2009, filed for Chapter 11 bankruptcy on February 15, 2012 and completed the bankruptcy case on March 27, 2014.
The Bank holds the stock of First National Investor Services, Inc., which holds deeds of trust for the Bank. The Bank also owned Dover Mortgage, which had previously engaged in the business of originating, underwriting and closing mortgage loans for sale in the secondary market. Dover ceased operations in the first quarter of 2011, filed for Chapter 11 bankruptcy on February 15, 2012 and completed the bankruptcy case on March 27, 2014.
On October 21, 2011, as part of a recapitalization (“Recapitalization”) of the Company, the following transactions occurred: (a) a capital raise of $310 million in a private placement, at a price of $16.00 per share (the “Private Placement”), with investments from (1) affiliates of each of The Carlyle Group (“Carlyle”) and Oak Hill Capital Partners (“Oak Hill Capital” and collectively, the “Anchor Investors”), and (2) various other investors, including certain of our directors and officers (“Additional Investors”); (b) the acquisition of Bank of Granite Corporation ("Granite Corp.") and its subsidiary bank, Bank of Granite, through the merger of a wholly owned subsidiary of ours into Granite Corp.; (c) (1) the exchange of 51,500 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A par value $10.00 per share and liquidation preference $1,000 per share ("Preferred Shares"), held by Treasury and all accrued and unpaid dividends thereon, for an aggregate of 1,085,554 shares of our common stock, pursuant to an agreement between the Company and Treasury (“TARP Exchange Agreement”), and (2) the amendment of the warrant, issued to Treasury to purchase shares of our common stock at an exercise price of $16.00 per share; (d) the settlement by the Bank of $2.5 million aggregate principal amount of subordinated debt outstanding and held by SunTrust Bank for cash in the amount equal to the sum of 35% of the principal amount thereof plus 100% of the unpaid and accrued interest thereon as of the closing date, and the repurchase by the Bank from SunTrust Bank of the shares of nonvoting, nonconvertible, nonredeemable cumulative preferred stock of the Bank held by SunTrust Bank and having an aggregate liquidation preference of $12.5 million for cash in an amount equal to the sum of 25% of the aggregate liquidation preference plus 100% of the unpaid and accrued dividends thereon as of the closing date; and (e) a one-for-one hundred reverse stock split of our common stock effective as of the close of business on October 31, 2011.
We earn revenue primarily from interest on loans and securities investments, gains on the sale of mortgage loans, and fees charged for financial services provided to our customers. Offsetting these revenues are the cost of deposits and other funding sources, provision for loan losses and write-downs in the value of our OREO, and other operating costs such as: salaries and employee benefits, occupancy, data processing expenses and tax expense.
Our common stock is traded on the Nasdaq Capital Market under the ticker symbol “COB.” Our principal executive offices are located at 1017 E. Morehead Street, Suite 200, Charlotte, North Carolina 28204 and our telephone number is (336) 626-8300. Our internet address is http://www.community1.com. The information contained on our web site is not part of this prospectus.

The Securities Being Offered

We may use this prospectus to offer Common Shares, including as part of an offering of Common Shares by the Selling Shareholder. A prospectus supplement will describe the specific amounts, price and detailed terms of any of these Common Shares.

The Selling Shareholder may offer all or a portion of the Common Shares and the Amended TARP Warrant from time to time, in amounts and on terms determined at the time of the offering. A prospectus supplement will describe the specific amounts, prices and detail terms of these offerings.

USE OF PROCEEDS
Unless otherwise specified in a prospectus supplement accompanying this prospectus, we currently intend to use the net proceeds from the sale of Common Shares that may be offered by the Company under this prospectus for general corporate purposes. General corporate purposes may include repayment of debt or the interest payment thereof, capital expenditures, possible acquisitions, investment in our Bank and any other purpose that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purposes. We cannot predict whether the proceeds invested will yield a favorable return.

We will not receive any proceeds from the sale of the Common Shares by the Selling Shareholder.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. If any of these risks occur, the value our Common Shares may decline. You should carefully consider the risk factors set forth under the caption ''Risk Factors’’ in our Annual Report on Form 10-K for the year ended December 31, 2013 and in any other filing we make with the SEC subsequent to the date of this prospectus, each of which are incorporated herein by reference, and in any supplement to this prospectus, before making your investment decision.

PLAN OF DISTRIBUTION
We or the Selling Shareholder may sell the securities being offered by this prospectus separately or together through any of the following methods:

•	directly to investors, stockholders or purchasers;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public;

•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•	through a combination of any of these methods of sale.

In addition, any Common Shares that qualify (or if the Amended TARP Warrant qualifies) for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act” or “Securities Act of 1933”) may be sold under Rule 144 rather than pursuant to this prospectus.
We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

We or the Selling Shareholder may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the securities in the applicable prospectus supplement.
We and any dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.
In order to comply with the securities laws of certain states, if applicable, any securities covered by this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, the Common Shares and the Amended TARP Warrant may not be sold unless they have been registered or qualified for sale in each state where offers and sales are made or an exemption from the registration or qualification requirement is available and is complied with in each such state.
Direct Sales and Sales through Agents
We or the Selling Shareholder may directly solicit offers to purchase the securities offered by this prospectus. Agents designated by us or the Selling Shareholder from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us or the Selling Shareholder to an agent in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of his or her appointment. Any agent may be deemed to be an “underwriter” of the securities as that term is defined in Section 2(a)(11) the Securities Act of 1933.
Sales Through Underwriters or Dealers
If we or the Selling Shareholder use an underwriter or underwriters in the sale of securities, we or the Selling Shareholder will execute an underwriting agreement with the underwriter or underwriters at the time an agreement for sale is reached. We will set forth in the applicable prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. We will describe any of these activities in the applicable prospectus supplement.
If a dealer is used in the sale of the securities, we, the Selling Shareholder or an underwriter will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The applicable prospectus supplement will set forth the name of the dealer and the terms of the transactions.
We or the Selling Shareholder may directly solicit offers to purchase the securities, and we or the Selling Shareholder may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act of 1933 with respect to any resale of the securities. The applicable prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process.
Agreements we or the Selling Shareholder enter into with agents, underwriters and dealers may entitle them to indemnification by us or the Selling Shareholder against specified liabilities, including liabilities under the Securities Act of 1933, or to contribution by us or the Selling Shareholder to payments they may be required to make in respect of these liabilities. The applicable prospectus supplement will describe the terms and conditions of indemnification or contribution.
Delayed Delivery Contracts
We or the Selling Shareholder may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the applicable prospectus supplement. The applicable prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

•	that the institution’s purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

•	that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

Market Making, Stabilization and Other Transactions
To the extent permitted by and in accordance with Regulation M under the Exchange Act, in connection with an offering, an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of these activities at any time.
To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on Nasdaq may engage in passive market making transactions in the securities on Nasdaq during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Hedging Transactions

In connection with the sale of Common Shares and/or the Amended TARP Warrant or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Stock issuable upon exercise of the Amended TARP Warrant in the course of hedging the positions they assume.  The Selling Shareholder may also sell short the Common Stock issuable upon exercise of the Amended TARP Warrant and deliver Common Stock to close out short positions, or loan or pledge the Common Stock issuable upon exercise of the Amended TARP Warrant to broker-dealers that in turn may sell the Common Stock.

The aggregate proceeds to the Selling Shareholder from the sale of the Common Shares and/or the Amended TARP Warrant will be the purchase price of the Common Shares and/or the Amended TARP Warrant less discounts and commissions, if any.

There can be no assurance that the Selling Shareholder will sell any or all of the Common Shares or the Amended TARP Warrant under this prospectus. Further, we cannot assure you that the Selling Shareholder will not transfer or devise the Common Shares or the Amended TARP Warrant by other means not described in this prospectus. The Common Shares and the Amended TARP Warrant covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the Selling Shareholder.  In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Common Shares to engage in market-making activities with respect to the Common Shares being distributed. This may affect the marketability of the Common Shares and the ability of any person or entity to engage in market-making activities with respect to the Common Shares.

We will make copies of this prospectus available to the Selling Shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act, including Rule 153 under the Securities Act.

We have agreed to indemnify the Selling Shareholder against certain liabilities, including certain liabilities under the Securities Act.  We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts, transfer taxes and selling commissions) in connection with the registration and sale of the Common Shares and the Amended TARP Warrant covered by this prospectus.

Under agreements entered into with us, underwriters and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments the underwriters or agents may be required to make.  The underwriters, agents, and their affiliates may engage in financial or other business transactions with us and our subsidiaries in the ordinary course of business.

REGULATORY CONSIDERATIONS
The Company is registered as a bank holding company and is subject to regulation by, and the supervision of, the Federal Reserve under the Bank Holding Company Act of 1956, as amended. The Federal Reserve has supervisory and enforcement authority over the Company and its non-bank subsidiaries. Our bank subsidiary, CommunityOne Bank, N.A. is regulated and supervised by the Office of the Comptroller of the Currency, or the OCC. The deposits of our Bank are insured up to applicable limits by the Federal Deposit Insurance Corporation’s Deposit Insurance Fund.
If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulatory authority may require, after notice and hearing, that the bank cease and desist from such practice. Depending on the financial condition of the bank, the applicable regulatory authority might deem the bank to be engaged in an unsafe or unsound practice if the bank were to pay dividends. The Federal Reserve has issued policy statements that provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings.
Depository institutions, such as CommunityOne Bank, also are affected by various federal and state laws, including those relating to consumer protection and similar matters. For a discussion of the material elements of the regulatory framework applicable to us as a bank holding company and to our subsidiaries, please refer to Item 1“Business,” in our Annual Report on Form 10-K for the year ended December 31, 2013, and to the subsequent reports we have filed with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the Deposit Insurance Fund and is not for the protection of security holders.
The Company is a legal entity separate and distinct from its banking and other subsidiaries and has in the past relied on dividends from the Bank as its primary source of liquidity. As a national bank, CommunityOne is subject to restrictions on the amount of dividends it may pay to the Company. Unless a national bank receives prior approval from the OCC, the bank may not declare a dividend if the total amount of all dividends (common and preferred), including the proposed dividend, declared by the bank in any current year exceeds the total of the bank’s net income for the current year to date, combined with its retained net income for the preceding two years, less the sum of any transfers required by the OCC and any transfers required to be made to a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend if the bank would be undercapitalized after the dividend payment is made. The Bank is also currently restricted from paying dividends if it is not in compliance with its OCC-approved business plan.
The Company elected in April 2010 to defer further interest payments on each of the series of junior subordinated debt securities relating to the trust preferred securities of FNB United Statutory Trust I, FNB United Statutory Trust II, and Catawba Valley Capital Trust II. These interest payments were brought current in order to consummate the Recapitalization, but are again being deferred. We have the right under each indenture for the junior subordinated debt securities to defer interest payments for up to 20 consecutive calendar quarters. The deferral provisions for these securities were intended to provide us with a measure of financial flexibility during times of financial stress due to market conditions, such as the current state of the financial and real estate markets. As a result of our election to exercise our contractual right to defer interest payments on our junior subordinated debt securities, we will also be unable to pay dividends on our common stock until such time as we are current on interest payments on the junior subordinated debt securities. The Company would need to obtain prior approval from the Federal Reserve Bank of Richmond to bring those interest payments current and to pay a dividend to the shareholders.

SELLING SHAREHOLDER

This prospectus also relates to the possible resale by the Selling Shareholder of up to an aggregate of 1,107,626 shares of our Common Stock which includes 22,072 shares of Common Stock issuable upon exercise of the Amended TARP Warrant, and the Amended TARP Warrant that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part (or were issued pursuant to the exercise or conversion of securities outstanding as of such date). The Selling Shareholder acquired 1,085,554 shares of Common Stock from us on October 21, 2011 in connection with the Recapitalization pursuant to the TARP Exchange Agreement between the Company and the Selling Shareholder.The Selling Shareholder received a warrant to purchase shares of Company common stock pursuant to a letter agreement entered into on February 13, 2009 between the Company and the Selling Shareholder under the Troubled Asset Relief Program and the Capital Purchase Program (the “TARP Warrant”). The TARP Warrant was amended and restated on October 21, 2011 in connection with the Recapitalization and is referred to in this prospectus as the Amended TARP Warrant.
The table below sets forth information concerning the resale of Common Stock and the Amended TARP Warrant by the Selling Shareholder.  We will not receive any proceeds from the sale of the Common Shares by the Selling Shareholder.  The aggregate proceeds to the Selling Shareholder from the sale of the Common Shares and/or the Amended TARP Warrant will be the purchase price of the Common Shares and/or the Amended TARP Warrant less discounts and commissions, if any.

When we refer to “Selling Shareholder” in this Prospectus, including in the “Plan of Distribution” section of this Prospectus, we mean the person listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Shareholder’s interests in shares of our Common Stock other than through a public sale.
Except as discussed below, the Selling Shareholder has not held any position or office or had any other material relationship with the Company or any of our predecessors or affiliates within the past three years.

Because the Selling Shareholder may sell all, some or none of the Common Shares and/or the Amended TARP Warrant pursuant to this prospectus, no estimate can be given as to the amount of Common Shares that will be held (or whether the Amended TARP Warrant will be held) by the Selling Shareholder upon termination of any offering made pursuant to this registration statement.  For purposes of the table below, we have assumed that the Selling Shareholder will sell all of the Common Shares and the Amended TARP Warrant.  To our knowledge, the Selling Shareholder has sole voting and investment power with respect to the Common Shares and the Amended TARP Warrant.

The percentages below are calculated based on 21,973,183 Common Shares issued and outstanding as of April 11, 2014.

	Beneficial Ownership Prior to the Offering			Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned(1)	Percent(2)	Common Shares Being Offered	Number of Common Shares Beneficially Owned	Percent(2)
United States Department of the Treasury 1500 Pennsylvania Avenue Washington, D.C. 20022	1,107,626(3)	5.0%	1,107,626(2)	0	*
* Less than 1 percent

(1)                                  In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any Common Shares over which such person has voting or investment power, and any Common Shares that such person has the right to acquire beneficial ownership of within 60 days of April 11, 2014.

(2)                                  In computing the percentage of shares beneficially owned by each person named above, any shares which the person has a right to acquire within sixty (60) days after April 11, 2104 are deemed outstanding for the purpose of computing the percentage of Common Stock beneficially owned by that person.

(3)          Includes 1,085,554 shares of Common Stock issued on October 21, 2011, and 22,072 shares of Common Stock issuable upon exercise of the Amended TARP Warrant.

Our operations are regulated by various U.S. governmental authorities, including in certain respects by Treasury. Pursuant to the TARP Exchange Agreement, Treasury has the right to an observer on the Board of Directors for so long as it owns at least 5% of the issued and outstanding Common Shares.  Other than through its role as a regulator, the observer on the Board of Directors and the acquisition of Common Stock and the Amended TARP Warrant, Treasury has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.  In addition, Treasury is the beneficiary of certain registration rights, including demand and “piggy-back” registration rights and is the beneficiary of indemnification.

The following description was provided by Treasury and is derived from the website of Treasury. Treasury is the executive agency of the United States government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under the Emergency Economic Stabilization Act of 2008 Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against Treasury alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus or any applicable prospectus supplement or the registration statement of which this prospectus is a part, or any other act or omission in connection with the offering to which this prospectus or any applicable prospectus supplement relates, likely would be barred. In addition, Treasury and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. We do not expect any underwriter in an offering of Common Shares or the Amended TARP Warrant by Treasury to claim to be an agent of Treasury in such offering. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus, any applicable prospectus supplement or the registration statement of which this prospectus and any applicable prospectus supplement are a part or resulting from any other act or omission in connection with the offering to which this prospectus or any applicable prospectus supplement relates likely would be barred.

Information about the Selling Shareholder may change over time and changed information will be set forth in supplements to this prospectus or in reports incorporated by reference into this prospectus if and when required.

DESCRIPTION OF THE SECURITIES
This prospectus contains a summary of the Common Stock and Amended TARP Warrant. The following summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for each security. You should read these documents as well as the documents filed as exhibits to or incorporated by reference to this registration statement. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

DESCRIPTION OF THE COMMON STOCK

In this section, references to “the Company,” “we,” “our,” and “us” refer only to CommunityOne Bancorp and not its consolidated subsidiaries.

General
Our authorized capital stock currently consists of 2,500,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of April 11, 2014, there were 21,973,183 shares of common stock outstanding and no shares of preferred stock outstanding.
Our board of directors also designated and reserved for issuance 51,500 shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock, or Series A Preferred Stock. As of April 11, 2014, no shares of Company Series A Preferred Stock were outstanding.
Our board of directors has also designated and reserved for issuance pursuant to the exercise of rights under our Tax Benefits Preservation Plan 250,000 shares of its Junior Participating Preferred Stock, Series B, or Company Series B Preferred Stock. As of April 11, 2014, no shares of Company Series B Preferred Stock were outstanding.
Treasury holds the Amended TARP Warrant, which is a ten-year warrant and entitles Treasury to purchase up to 22,072 shares of our common stock at a price of $16.00 per share. It is subject to certain anti-dilution and other adjustments. In addition, as of April 11, 2014, an aggregate of 51,329 shares of our common stock were reserved for issuance upon conversion or exercise of outstanding stock options and awards.
Because we are a holding company, the rights of the Company to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of our shareholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that the Company itself may be a creditor of that subsidiary with recognized claims. Claims on the Company’s subsidiaries by creditors other than the Company will include substantial obligations with respect to deposit liabilities and purchased funds.
The holders of our common stock are entitled to share ratably in dividends when and if declared by the board of directors from funds legally available for the dividends. In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of our common stock will be entitled to share ratably in any of our assets or funds that are available for distribution to our shareholders after the satisfaction of our liabilities (or after adequate provision is made therefor) and after preferences of any outstanding the Company preferred stock. Our common stock is neither redeemable nor convertible into another security of the Company.
Each holder of our common stock has one vote for each share held on matters presented for consideration by the shareholders. Holders of common stock do not have cumulative voting rights. All of the members of our board of directors are elected for one year terms annually at the Annual Meeting of Shareholders and until their respective successors are elected and qualified.
Generally, the holders of our common stock have no preemptive rights to acquire any additional shares of our common stock, except with respect to the shares issued to certain investors as described below. Our common stock is listed on The Nasdaq Capital Market, which requires shareholder approval of the issuance of additional shares of common stock under certain circumstances.
Our articles of incorporation and bylaws contain certain anti-takeover provisions that may discourage or may make more difficult or expensive a tender offer, change in control or takeover attempt that is opposed by our board of directors. In particular, our articles of incorporation and bylaws:

•	permit our board of directors to issue, without shareholder approval unless otherwise required by law, voting preferred stock with such terms as our board of directors may determine; and

•
require the affirmative vote of the holders of at least 75% of our voting shares to approve major corporate transactions unless the transaction is approved by three-fourths of our “disinterested” directors.

In addition, we adopted a Tax Benefits Preservation Plan, which provides an economic disincentive for any one person or group to become a 5% shareholder and for any existing 5% shareholder to acquire more than a specified amount of additional shares.
Common Stock Issued in the Recapitalization
Pursuant to the Investment Agreements with affiliates of each of the Anchor Investors, and the Subscription Agreements with the Additional Investors in the Recapitalization of the Company completed on October 21, 2011, the Anchor Investors and the Additional Investors (except for those certain directors and officers who purchased shares in the Recapitalization) are entitled to certain rights and are subject to certain obligations with respect to our common stock they hold to which our other shareholders are not entitled or subject.
For so long after the closing date of the Recapitalization as an Anchor Investor owns, together with its affiliates, at least 5% of the outstanding shares of our common stock, the Investment Agreements require us to:

•
nominate and recommend to our shareholders the election of such Anchor Investor’s designated director to the Company board of directors at our annual meetings of shareholders and use reasonable best efforts to have such designees elected as directors by our shareholders;

•	elect or appoint the directors designated by the Anchor Investor to serve on the board of directors of CommunityOne Bank;

•	appoint the directors designated by the Anchor Investor to certain committees of each of the Company and CommunityOne Bank boards of directors, as identified by the Anchor Investor; and

•	invite a designee of the Anchor Investor to attend meetings of the Company and CommunityOne Bank boards of directors in a nonvoting, observer capacity.

Until the date that an Anchor Investor no longer owns, together with its affiliates, either all shares purchased by the Anchor Investor under the applicable Investment Agreement or at least 1.5% of the outstanding shares of our common stock, the Investment Agreements require us to provide the Anchor Investor with preemptive rights with respect to public or private offerings of our equity securities, or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component, to enable the Anchor Investor to maintain its percentage interest of our common stock beneficially owned, with certain specified exceptions generally applicable to issuances of equity securities not related to a capital raising event.
The Investment Agreements require us to prepare and file with the SEC as soon as practicable (but not later than 15 days) after the transfer restrictions discussed below expire a shelf registration statement covering the resale of all of the shares of our common stock purchased under the Investment Agreements (and equity securities issued with respect to such shares). The Investment Agreements also provide the Anchor Investors with demand registration rights applicable at any time the shelf registration statement discussed above is not existing and effective. In addition, the Investment Agreements provide the Anchor Investors with “piggyback” registration rights, or the right to include their shares of Company common stock in a registration statement that we propose to file to register its securities, whether or not for its own account.
The Investment Agreements generally restrict each Anchor Investor from selling or otherwise transferring or disposing of the shares purchased under the Investment Agreements until the earliest to occur of the following:

•	the nine-month anniversary of the closing date, or July 21, 2012;

•	the date on which the Anchor Investor and its affiliates own less than 5% of the outstanding shares of our common stock;

•	the commencement of a bona fide tender offer or exchange offer that, if completed, would result in a change of control of the Company;

•	the public announcement by the Company that we are “for sale” in a transaction that would result in a change of control; and

•	the execution by the Company of a definitive agreement which, if consummated, would result in a change of control of the Company.

The Subscription Agreements executed by the Additional Investors (other than the directors and officers) include the same preemptive rights granted to the Anchor Investors, but the Additional Investors do not have demand registration rights, governance rights or the transfer restrictions described above. The Additional Investors who purchased shares of our common stock in the Private Placement and who are directors and officers do not have preemptive rights, governance rights or registration rights. However, because the common stock issued to all of the Additional Investors are restricted securities, they can be sold only pursuant to an effective registration statement or an exemption therefrom. A resale registration statement covering the shares issued to the Additional Investors other than those who are directors and officers was declared effective by the SEC on January 27, 2012.
Tax Benefits Preservation Plan
We generated significant net operating loss carryforwards, or NOLs, as a result of our prior losses. Our ability to use these NOLs to offset future taxable income will be limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code (“Section 382”). Section 382 generally restricts the use of NOLs after an “ownership change.” An ownership change occurs if, among other things, the shareholders (or specified groups of shareholders) who own or have owned, directly or indirectly, 5% or more of a corporation’s common stock or are otherwise treated as 5% shareholders under Section 382 and the United States Department of the Treasury regulations promulgated thereunder increase their aggregate percentage ownership of that corporation’s stock by more than 50 percentage points over the lowest percentage of the stock owned by these shareholders over a three-year rolling period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOLs.
To reduce the likelihood that future transactions in our common stock will result in an ownership change, we adopted a Tax Benefits Preservation Plan on April 15, 2011, which plan provides an economic disincentive for any person or group to become a 5% shareholder.
In connection with the Tax Benefits Preservation Plan, our board of directors declared a dividend of one preferred share purchase right in respect of each share of common stock outstanding as of April 25, 2011 and to become outstanding during the term of the plan. Each preferred share purchase right represents the right to purchase, upon the terms and subject to the conditions in the Tax Benefits Preservation Plan, 1/10,000th of a share of our Company Series B Preferred Stock for $0.64, subject to adjustment. The preferred share purchase rights will become exercisable by the holders of those rights (other than the person causing the triggering event) upon certain triggering events, such as any person becoming an owner of 4.99% or more of our outstanding common stock. Prior to such a triggering event, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable preferred share purchase rights at an exchange ratio of one share of common stock per preferred share purchase right, subject to adjustments and limitations described in the Tax Benefits Preservation Plan.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572.

DESCRIPTION OF THE AMENDED TARP WARRANT

In this section, references to “the Company,” “we,” “our,” and “us” refer only to CommunityOne Bancorp and not its consolidated subsidiaries.

The following is a description of the Amended TARP Warrant. The description of the Amended TARP Warrant contained in this section is qualified in its entirety by the terms of the Amended TARP Warrant, a form of which is incorporated by reference in the registration statement of which this prospectus is a part.

Common Shares Subject to the Amended TARP Warrant

The Amended TARP Warrant is initially exercisable for 22,072 Common Shares.

Exercise of the Amended TARP Warrant

The exercise price applicable to the Amended TARP Warrant is $16.00 per Common Share. The Amended TARP Warrant may be exercised, in whole or in part, at any time on or before 5:00 p.m., New York City time on October 21, 2021 by surrender of the Amended TARP Warrant and a completed notice of exercise attached as an annex to the Amended TARP Warrant, and the payment of the exercise price for the Common Shares for which the Amended TARP Warrant is being exercised. The exercise price may be paid either by the withholding by the Company of such number of Common Shares issuable upon exercise of the Amended TARP Warrant equal to the value of the aggregate exercise price of the Amended TARP Warrant determined by reference to the market price of our Common Shares on the trading day on which the Amended TARP Warrant is exercised or, if agreed to by us and the holder of the Amended TARP Warrant, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Amended TARP Warrant is subject to the further adjustments described below under the heading “-Adjustments to the Amended TARP Warrant.”

Upon exercise of the Amended TARP Warrant, certificates for the Common Shares issuable upon exercise will be issued to the holder of the Amended TARP Warrant. We will not issue fractional shares upon any exercise of the Amended TARP Warrant. Instead, the holder of the Amended TARP Warrant will be entitled to a cash payment equal to the market price of our Common Shares on the last trading day preceding the exercise of the Amended TARP Warrant (less the pro-rated exercise price of the Amended TARP Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Amended TARP Warrant. We will at all times reserve the aggregate number of Common Shares for which the Amended TARP Warrant may be exercised. We have listed the Common Shares issuable upon exercise of the Amended TARP Warrant with the Nasdaq.

Rights as a Shareholder

The holder of the Amended TARP Warrant shall have no rights or privileges of the holders of our Common Shares, including any voting rights, until (and then only to the extent) the Amended TARP Warrant has been exercised.

Transferability and Assignability

The Amended TARP Warrant and all rights under the Amended TARP Warrant are transferable and assignable.

Adjustments to the Amended TARP Warrant

Adjustments in Connection with Stock Dividends, Stock Splits, Subdivisions, Reclassifications and Combinations.

The number of shares for which the Amended TARP Warrant may be exercised and the exercise price applicable to the TARP Warrant will be proportionately adjusted in the event we pay stock dividends or make distributions of our Common Shares, subdivide, combine or reclassify outstanding Common Shares.

Certain Issuances.

     Until the earlier of October 21, 2014 and the date Treasury no longer holds the Amended TARP Warrant (and other than in certain permitted transactions described below), if we issue any Common Shares (or rights or warrants or other securities convertible or exercisable into Common Shares) at a price per share less than the applicable per share warrant exercise price, then the exercise price under the Amended TARP Warrant shall be adjusted to equal the consideration per Common Share received by the Company in connection with such issuance, and the number of Common Shares into which the Amended TARP Warrant is exercisable will be adjusted. Permitted transactions that do not result in such an adjustment include issuances:

•	as consideration for or to fun the acquisition of businesses and/or related assets at fair market value;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by the Board of Directors;

•
in connection with public or broadly marketed offerings and sales of Common Shares or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and

•	in connection with the exercise of preemptive rights on terms existing as of the Amended TARP Warrant issue date.

Other Distributions.

If we declare any dividends or distributions other than stock dividends, the exercise price of the Amended TARP Warrant will be adjusted to reflect such distribution.

Certain Repurchases.

If we effect a pro rata repurchase of Common Shares both the number of shares issuable upon exercise of the Amended TARP Warrant and the exercise price will be adjusted.

Business Combinations.

In the event of a merger, consolidation, statutory share exchange or similar transaction involving the Company and requiring shareholder approval or certain reclassifications of Common Shares not otherwise covered, the Amended TARP Warrant holder’s right to receive Common Shares upon exercise of the Amended TARP Warrant shall be converted into the right to exercise the Amended TARP Warrant for the consideration that would have been payable to the Amended TARP Warrant holder with respect to the Common Shares for which the Amended TARP Warrant may be exercised, as if the Amended TARP Warrant had been exercised prior to such merger, consolidation, statutory share exchange or similar transaction or reclassification.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the Common Shares and the Amended TARP Warrant offered pursuant to this prospectus will be passed upon for us by Katherine Trotter, Esq. Senior Vice President and Counsel for CommunityOne Bancorp. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

Our consolidated financial statements as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, have been incorporated by reference in this prospectus in reliance upon the report of Dixon Hughes Goodman LLP, registered independent public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

1,085,554 Shares of Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Keefe, Bruyette & Woods		Sandler O’Neill + Partners, L.P.
A Stifel Company
May , 2014